Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”), is entered into as of January 21, 2015 and amends the Employment Agreement, dated as of January 22, 2013 (the “Employment Agreement”) by and between Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company”) and Bassam Damaj, a California citizen (“Dr. Damaj”).

RECITALS

WHEREAS, the Company and Dr. Damaj entered into the Employment Agreement and now desire to amend the Employment Agreement as described below.

NOW, THEREFORE, the parties hereto agree as below:

AGREEMENT

1.	Base Salary. The third through fifth sentence of Section 3 (a) of the Employment Agreement shall be deleted and replaced in its entirety with the language below:

“Notwithstanding the following, you may determine at your sole discretion but with written notice to the Board of Directors of the Company to have your Base Salary accrued and paid to you as described below or to begin payment of your Base Salary at such time.
Payments of Base Salary already accrued in accordance with the foregoing shall be provided to you in cash upon the earlier of the Board’s determination that payment can be made without jeopardizing the Company or the date when the Company’s auditors have determined that there is no longer substantial doubt about the Company’s ability to continue as a going concern (such earlier date is the “Accrued Salary Payment Date”).  The Company shall administer payment of the Base Salary to at all times be in compliance with the short-term deferral provisions of Scetion 409A of the Internal Revenue Code of 1986 as amended (the “Code”).

2.	Other Terms. All other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have caused this Agreement to be signed as of the date above.

DR. BASSAM DAMAJ	INNOVUS PHARMACEUTICALS, INC.

By: /s/ Bassam Damaj	By: /s/ Lynette Dillen
Its: Chief Financial Officer
Date: January 21, 2015